Exhibit 99.1

AXCELIS ANNOUNCES IMPROVED FINANCIAL RESULTS

FOR THIRD QUARTER 2009

BEVERLY, Mass.—November 5, 2009—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced improved financial results for the third quarter ended September 30, 2009.

Operations

The Company reported third quarter revenue of $35.0 million, compared to $33.6 million for the second quarter of 2009. Net loss for the third quarter was $15.9 million, or $0.15 per share. This compares to a net loss for the second quarter of 2009 of $22.4 million, or $0.22 per share of which $4.1 million ($.04 per share) was attributable to restructuring charges. In the corresponding quarter for the previous year, the Company reported revenue of $46.5 million, and a net loss of $24.7 million, or $0.24 per share.

Balance Sheet

Cash and cash equivalents, including restricted cash, were $48.5 million at September 30, 2009. Cash burn ($8.5 million in the third quarter of which $2.4 million was attributable to restructuring costs) continues to decline and we expect to approach cash flow break even in the fourth quarter of 2009. The Company ended the quarter with working capital of $177.5 million. Working capital management remains a focus to enhance cash flow. During 2009 the Company has reduced inventories by $17.2 million through the sale of product on hand.

Commenting on the Company’s performance, Mary Puma, chairman and CEO, stated, “We’re pleased to report improving financial results this quarter in terms of reducing our losses and slowing our cash burn.  Actions taken to reduce operating expenses and increase efficiencies throughout the organization are having, and will continue to have, a positive effect on cash flow and profitability.  In fact, we expect to approach cash breakeven in the fourth quarter, as increased fab utilization drives aftermarket business and new systems orders.”  She added, ‘We’ve also made solid progress with our product portfolio through enhancements to productivity and advanced process capabilities.  Consequently, we are well positioned to meet customers’ technology demands and benefit from enhanced earnings leverage moving into 2010.”

Third Quarter 2009 Conference Call

The Company will also be hosting a conference call today at 5:00 pm ET to discuss results for the third quarter of 2009.  The call will be available to interested listeners via an audio webcast at Axcelis’ home page at www.axcelis.com, or by dialing 1-888-680-0892 (1-617-213-4858 outside North America).  Participants calling into the conference call will be requested to provide the passcode: 99888481.  Webcast and telephone replays will be available from 8 pm ET on November 5, 2009 until 11:59 pm on February 5, 2010.  Dial 1-888-286-8010 (1-617-801-6888 outside North America), and enter conference ID code#71293614.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

Maureen.hart@axcelis.com

Stephen Bassett (financial community) 978.787.4110

Stephen.bassett@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue
Product	$25,871	$32,490	$69,369	$163,543
Service	9,132	13,163	24,527	41,360
Royalties, primarily from SEN	4	801	389	3,334
	35,007	46,454	94,285	208,237
Cost of revenue
Product	21,681	22,759	62,571	112,906
Service	5,506	6,536	15,001	21,866
	27,187	29,295	77,572	134,772

Gross profit	7,820	17,159	16,713	73,465

Operating expenses
Research and development	7,648	15,873	24,935	49,680
Sales and marketing	5,700	12,381	18,864	36,760
General and administrative	7,874	10,562	27,075	31,254
Amortization of intangible assets	—	656	—	1,968
Restructuring charges	430	444	5,528	3,512
	21,652	39,916	76,402	123,174

Loss from operations	(13,832)	(22,757)	(59,689)	(49,709)

Other income (expense)
Gain on sale of SEN	—	—	1,080	—
Equity loss of SEN	—	(968)	(3,238)	(1,100)
Interest income	59	319	152	1,400
Interest expense	—	(1,724)	(1,676)	(5,005)
Other, net	(1,681)	763	(3,197)	314
	(1,622)	(1,610)	(6,879)	(4,391)

Loss before income taxes	(15,454)	(24,367)	(66,568)	(54,100)

Income taxes	444	374	864	1,118

Net loss	$(15,898)	$(24,741)	$(67,432)	$(55,218)

Net loss per share
Basic and diluted net loss per share	$(0.15)	$(0.24)	$(0.65)	$(0.54)

Shares used in computing basic and diluted net loss per share
Weighted average common shares outstanding	103,850	103,002	103,475	102,635

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$41,244	$37,694
Restricted cash	7,239	8,654
Accounts receivable, net	26,632	27,486
Inventories, net	123,630	150,113
Prepaid expenses and other current assets	10,931	17,231
Total current assets	209,676	241,178

Property, plant and equipment, net	41,940	44,432
Investment in SEN	—	156,677
Other assets	10,875	12,894
	$262,491	$455,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,432	$8,066
Accrued compensation	10,938	15,841
Warranty	1,029	3,137
Income taxes	856	337
Deferred revenue	10,093	12,508
Other current liabilities	2,868	6,897
Current portion of convertible subordinated debt	—	83,210
Total current liabilities	32,216	129,996

Long-term deferred revenue	659	1,872
Other long-term liabilities	3,982	3,936

Stockholders’ equity
Preferred stock	—	—
Common stock	104	103
Additional paid-in capital	487,047	483,546
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(265,911)	(198,479)
Accumulated other comprehensive income	5,612	35,425
	225,634	319,377
	$262,491	$455,181